SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
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Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

BRANTLEY CAPITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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[BRANTLEY CAPITAL LOGO]

BRANTLEY CAPITAL CORPORATION

20600 Chagrin Boulevard, Suite 1150
Cleveland, Ohio 44122

July      , 2002

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Brantley Capital Corporation (the “Company”) to be held on August 8, 2002 at 10:00 AM Eastern Daylight Time, at the Residence Inn, 3628 Park East Drive, Beachwood, Ohio 44122.

      The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. During the meeting, we will also report on the operations of the Company, and directors and officers will be present to respond to any questions you may have.

CAUTION

      A dissident stockholder and director of the Company, Phillip Goldstein, has announced his intention to commence a proxy contest in opposition to your board of directors. Mr. Goldstein will be seeking your support to, among other things, elect two other dissidents in place of the two highly qualified and experienced nominees proposed for election by your board and to liquidate the Company. We urge you to reject Mr. Goldstein’s solicitation — do not sign any proxy card he may send you. Please be assured that your board of directors will continue to act in the best interest of all stockholders.

      The board of directors, except for Mr. Goldstein, believes that the proposals to be made by Mr. Goldstein are not in the best interests of the stockholders. Those proposals and the reasons the Company believes the proposals are not in stockholders’ best interests are set forth in the enclosed Proxy Statement. The Proxy Statement also outlines the business plan adopted by the Company aimed at reducing the discount between the Company’s net asset value and stock price.

      Your board of directors is committed to serving the best interests of the Company and all stockholders. We believe Mr. Goldstein’s proposed actions are unnecessary, disruptive and may impede our efforts to enhance the value of the investment of all of our stockholders. Accordingly, we urge you not to sign any proxy card Phillip Goldstein may send you and strongly recommend that you vote “FOR” our director nominees on the white proxy card provided herein.

      Your vote is important regardless of the number of shares you own. We urge you to sign, date and mail the enclosed white proxy card as soon as possible even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

      On behalf of your board of directors, thank you for your continued interest and support.

Sincerely,

Robert P. Pinkas
Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANT

BRANTLEY CAPITAL CORPORATION

20600 Chagrin Boulevard, Suite 1150
Cleveland, Ohio 44122

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 8, 2002

      Notice is hereby given that the 2002 Annual Meeting of the Stockholders of Brantley Capital Corporation (the “Company”) will be held on August 8, 2002 at 10:00 a.m. Eastern Daylight Time, at the Residence Inn, 3628 Park East Drive, Beachwood, Ohio 44122, for the following purposes:

1.	To elect two directors to serve for a term of five years or until their successors are duly elected and qualified;

2.	To ratify the selection of KPMG LLP as the Company’s independent public accountants; and

3.	To consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

      The holders of record of shares of common stock of the Company at the close of business on June 28, 2002 will be entitled to receive notice of and vote at the meeting.

      It is important to your interests that all stockholders participate in the affairs of the Company, regardless of the number of shares you own. Accordingly, we urge you promptly to fill out, sign and return the enclosed proxy even if you plan to attend the meeting. You have the option to revoke the proxy at any time prior to the meeting, or to vote your shares personally on request if you attend the meeting.

By Order of the Board of Directors,

Paul H. Cascio
Vice President and Secretary

Cleveland, Ohio

July      , 2002

BRANTLEY CAPITAL CORPORATION

20600 Chagrin Boulevard, Suite 1150
Cleveland, Ohio 44122

PROXY STATEMENT

2002 Annual Meeting of Stockholders

      The proxy that accompanies this statement is being solicited by the Board of Directors (the “Board”) of Brantley Capital Corporation (the “Company”) for use at the 2002 Annual Meeting of Stockholders (the “Meeting”) to be held on August 8, 2002, or at any adjournment thereof. This proxy statement was first mailed on or about July      , 2002 to stockholders of record on June 28, 2002.

      Any stockholder giving a proxy for the Meeting may revoke it before it is exercised by giving a later dated proxy, or by giving notice of revocation to the Company in writing or at the Meeting. However, the mere presence at the Meeting of the stockholder does not revoke the proxy. Unless revoked as stated above, the shares of common stock represented by valid proxies will be voted on all matters to be acted upon at the Meeting. On any matter or matters with respect to which the proxy contains instructions for voting, such shares will be voted in accordance with such instructions. Abstentions and broker non-votes will be deemed to be present for the purpose of determining a quorum for the Meeting, but shares that are voted as abstentions and broker non-votes, together with any other shares not voted at the Meeting, will be deemed not voting on the issues or matters as to which abstention is applicable. A broker non-vote exists where a broker proxy indicates that the broker is not authorized to vote on a particular proposal. Brokers who have not received voting instructions from beneficial owners generally may vote in their discretion with respect to the election of directors and the ratification of the selection of the Company’s independent public accountant. With respect to the election of directors, proxies cannot be voted for a greater number of persons than the number of nominees named.

      The cost of solicitation of proxies in the form accompanying this statement will be borne by the Company. Proxies will be solicited by mail or by telephone or personal interview with an officer or regular employee of the Company, or by requesting brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares of common stock held of record by such brokers, custodians, nominees or fiduciaries, each of whom will be reimbursed by the Company for its expenses in so doing. In addition, the Company has retained Georgeson Shareholder Communications, Inc., a professional proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee estimated to be $15,000, plus reimbursement of out-of-pocket expenses.

      The record date for determination of stockholders entitled to vote at the Meeting is June 28, 2002. As of June 28, 2002, the outstanding voting securities of the Company consisted of 3,810,535 shares of common stock. Each share of common stock has one vote. The presence, in person or by proxy, of the holders of a majority of the common stock of the Company outstanding and entitled to be cast shall constitute a quorum for the purposes of the Meeting.

      As you may be aware, Phillip Goldstein of Opportunity Partners, L.P. has announced his intention to commence a hostile proxy contest, and the Company believes that he will distribute his own proxy solicitation materials (the “Dissident Proxy”) to our stockholders. Mr. Goldstein will attempt to solicit your vote for the purpose, among other things, of electing two of his colleagues as directors of your Company. As discussed in more detail below, the directors other than Mr. Goldstein believe that Mr. Goldstein will nominate Andrew Dakos and Gerald Hellerman (the “Dissident Nominees”) for positions on the board of directors to further Mr. Goldstein’s personal agenda, which is reflected in his other proposals, discussed below. The directors’ reasons for strongly opposing the Dissident Nominees and Mr. Goldstein’s other proposals are set forth in the Opposition Statements included in this Proxy Statement. Please give this material your careful attention.

      The Company’s investment adviser, Brantley Capital Management, L.L.C., is located at 20600 Chagrin Boulevard, Suite 1150, Cleveland, Ohio, 44122. The Company’s administrator State Street Bank and Trust Company, is located at 225 Franklin Street, Boston, Massachusetts, 02110.

      The Company’s audited financial statements are contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which is being provided to stockholders. Such report, and the financial statements contained therein, are not to be considered as part of this soliciting material. A copy of the Annual Report on Form 10-K is available without charge upon request. Please direct your request to Brantley Capital Corporation, Attention: Tab A. Keplinger, 20600 Chagrin Boulevard, Suite 1150, Cleveland, Ohio 44122, phone number: (216) 283-4800. A self-addressed postage paid card for requesting a copy of the Annual Report on Form 10-K is provided with this proxy statement for your convenience.

PROPOSAL ONE: ELECTION OF DIRECTORS

      Currently, the Company’s board of directors consists of nine members divided into five classes, with each director serving a five-year term and one class of directors being elected by the Company’s stockholders annually. Directors serve until their successors are elected and qualified.

      Messrs. James P. Oliver and Benjamin F. Bryan, the Class V Directors, have been nominated for election for a five-year term expiring in 2007. The affirmative vote of a plurality of the shares of common stock represented at the Meeting is required to elect James P. Oliver and Benjamin F. Bryan as directors of the Company for the terms for which they have been nominated. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

      A stockholder can vote for or withhold his or her vote from any or all of the nominees. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy FOR the election of all the nominees named below. If any of the nominees should decline or be unable to serve as a director, it is intended that the proxy will be voted for the election of such person or persons as are nominated as replacements. The board of directors has no reason to believe that any of the nominees will be unable or unwilling to serve. Mr. Philip Goldstein, a director of the Company, has notified the Company in writing that he intends to oppose this proposal.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF JAMES P. OLIVER AND BENJAMIN F. BRYAN AS DIRECTORS OF THE COMPANY FOR THE TERMS FOR WHICH THEY HAVE BEEN NOMINATED.

Information about Directors

      The following information was furnished to the Company by the nominees and each director currently serving, and sets forth the name, age, principal occupation or employment of each such person and the period during which he has served as a director of the Company. Except as otherwise noted below, each director (including the nominees) has held his principal occupation or employment for at least five years. The business address of each nominee and director listed below is c/o Brantley Capital Corporation, 20600 Chagrin Boulevard, Suite 1150, Cleveland, Ohio 44122.

Nominees for Class V Directors — Term Expiring in 2007

      Mr. Oliver is an interested person within the meaning of the Investment Company Act of 1940 because his law firm serves as the Company’s legal counsel. Mr. Bryan is considered an independent director for purposes of the Investment Company Act of 1940.

      James P. Oliver, 57, a director of the Company, is a partner with the law firm of Squire, Sanders & Dempsey L.L.P. and is a past member of the firm’s Management Committee. Mr. Oliver’s practice focuses on general corporate and board matters with substantial experience in high net worth individuals and their succession wealth issues. Mr. Oliver is a graduate of Bowling Green State University and the University of Cincinnati College of Law. Mr. Oliver has been a director of the Company since he was appointed by the board of directors in 1998 to fill a vacancy on the board. The law firm of Squire, Sanders & Dempsey L.L.P. has represented the Company as general counsel since shortly after its formation in 1996. Mr. Oliver is not a director of any other business development companies or funds for which Brantley Capital Management, L.L.C. is also an investment adviser.

      Benjamin F. Bryan, 48, a director of the Company, is President of Owl Properties Company, a real estate brokerage and management company. He is also a partner in Synergy Capital of Colorado LLC, a real estate investment and development entity. From 1992 to 1997, Mr. Bryan served as Executive Vice President and a director of The Tower Properties Company, a publicly owned, Kansas City, Missouri-based developer, owner and manager of real estate. From 1980 to 1991, Mr. Bryan held a series of public policy and public administration positions, including Executive Assistant to the Mayor of Cleveland, Public Affairs Manager with the Denver Chamber of Commerce and Executive Director of the Metro Denver Transportation Development Commission. Mr. Bryan has been a director of the Company since its formation in 1996. Mr. Bryan is not a director of any other business development companies or funds for which Brantley Capital Management, L.L.C. is also an investment adviser.

Class IV Directors — Term Expiring in 2006

      Mr. Cascio is an interested person within the meaning of the Investment Company Act of 1940 because he is an executive officer of the Company and an executive officer and manager of the Company’s investment adviser, Brantley Capital Management, L.L.C. Mr. Saltz is considered an independent director for purposes of the Investment Company Act of 1940.

      Paul H. Cascio, 40, a director of the Company, serves as Vice President and Secretary of the Company and as Vice President and Secretary of Brantley Capital Management, L.L.C., which serves as the Company’s investment adviser. Mr. Cascio also serves as a general partner of the general partner of Brantley Venture Partners II, L.P., Brantley Venture Partners III, L.P. and Brantley Partners IV, L.P. Prior to joining Brantley Venture Partners II, L.P. and Brantley Venture Partners III, L.P. in May, 1996, Mr. Cascio was a Managing Director and head of the General Industrial Manufacturing and Services Group in the Corporate Finance Department at Dean Witter Reynolds Inc. Before joining Dean Witter in 1986, Mr. Cascio was employed in the Corporate Finance Department at E.F. Hutton & Company Inc. Mr. Cascio has been Vice President, Secretary, and a director of the Company since 1998. Mr. Cascio is a director of three funds for which Brantley Capital Management, L.L.C. is also an investment adviser.

      Peter Saltz, 58, a director of the Company, is a consultant to KraftMaid Cabinetry, Inc., the second largest cabinet manufacturer in the United States. Mr. Saltz served as Vice Chairman of Finance from 1997 to 1999 and Senior Executive Vice President and Chief Financial Officer of KraftMaid from 1980 to 1997 and has over 29 years of experience as a certified public accountant in the United States and South Africa. Mr. Saltz holds a limited partnership interest in BVP III and BVP IV. Mr. Saltz has been a director of the Company since 1998. Mr. Saltz is not a director of any other business development companies or funds for which Brantley Capital Management, L.L.C. is also an investment adviser.

Class II Directors — Term Expiring in 2004

      Mr. Finn is an interested person within the meaning of the Investment Company Act of 1940 because he is an executive officer of the Company and an executive officer and manager of the Company’s investment adviser, Brantley Capital Management, L.L.C. Mr. Smith is considered an independent director for purposes of the Investment Company Act of 1940.

      Michael J. Finn, 52, is President and a director of the Company and is President and a manager of Brantley Capital Management, L.L.C., which serves as the Company’s investment adviser. Mr. Finn also serves as a general partner of the general partner of Brantley Venture Partners II, L.P., Brantley Venture Partners III, L.P. and Brantley Partners IV, L.P. From 1987 to 1995, Mr. Finn served as portfolio manager and Vice President of the Venture Capital Group of Sears Investment Management Company in Chicago. In this capacity, Mr. Finn managed the development of a $150 million portfolio of private equity investments, including the investment of over $24 million directly in 25 operating companies. From 1983 to 1987, he led the development of a $250 million venture capital program for the State of Michigan Department of Treasury as its deputy director. In 1982, Mr. Finn founded and served as President of the Michigan Certified Development Corporation, a small business development corporation which financed over $50 million of investments in six companies in Michigan during the period 1982 to 1984. In 1976, he launched the Forward Development Corporation, an entity sponsored by the U.S. Small Business Administration for small business financing. He serves on the board of directors of several portfolio companies in which one or more of Brantley Venture Partners, L.P., Brantley Venture Partners II, L.P., Brantley Venture Partners III, L.P. and Brantley Partners IV, L.P. have invested, including Medirisk, Inc. and Pediatric Services of America, Inc. Mr. Finn has been a director and the President of the Company since its formation in 1996. Mr. Finn is a director of three funds for which Brantley Capital Management, L.L.C. is also an investment adviser.

      James M. Smith, 53, a director of the Company, is employed by Pilgrim Baxter & Associates where he co-manages the PGHG Strategic Small Company Fund. In addition, Mr. Smith leads the investment team responsible for management of Pilgrim Baxter’s Hybrid Partners I and II and holds additional small cap growth portfolio management responsibilities. Mr. Smith possesses over twenty years of investment experience in equity portfolio management and research. Mr. Smith is a Chartered Financial Analyst and a graduate of Washington & Lee University. He earned his MBA from Northwestern University. Mr. Smith was appointed in 1998 by the board of directors to fill a vacancy on the board. Mr. Smith is not a director of any other business development companies or funds for which Brantley Capital Management, L.L.C. is also an investment adviser.

Class I Directors — Term Expiring in 2003

      Mr. Pinkas is an interested person within the meaning of the Investment Company Act of 1940 because he is an executive officer of the Company and an executive officer and manager of the Company’s investment adviser, Brantley Capital Management, L.L.C. Messrs. Bales and Goldstein are considered independent directors for purposes of the Investment Company Act of 1940.

      Phillip Goldstein, 57, is a self-employed investment adviser and is the President of Kimball and Winthrop, Inc., an investment advisory firm. Since 1992, Mr. Goldstein has managed investments for a limited number of clients and has served as the portfolio manager and President of the general partner of Opportunity Partners, a private investment partnership. He was elected a director of The Mexico Equity and Income Fund in February 2000, The Italy Fund in May 2000, and Dresdner RCM Global Strategic Income Fund in November 2000. He was also a director of Clemente Strategic Value Fund from 1998 to 2000. Mr. Goldstein was elected to the board of directors to fill a newly created seat in 2001. Mr. Goldstein is not a director of any other business development companies or funds for which Brantley Capital Management, L.L.C. is also an investment adviser.

      Robert P. Pinkas, 48, is Chairman of the Board, Chief Executive Officer, Treasurer and a director of the Company; and Chairman of the Board, Chief Executive Officer, Treasurer and a manager of Brantley Capital Management, L.L.C., which serves as the Company’s investment adviser. Mr. Pinkas was the founding partner of Brantley Venture Partners, L.P., a venture capital fund started in 1987, and led the formation of three related venture capital funds Brantley Venture Partners, L.P., Brantley Venture Partners II, L.P., Brantley Venture Partners III, L.P. and Brantley Partners IV, L.P. A family limited partnership of which Mr. Pinkas is the sole general partner serves as a general partner of the sole general partner of each of Brantley Venture Partners, L.P., Brantley Venture Partners II, L.P., Brantley Venture Partners III, L.P. and Brantley Partners IV, L.P. Each of Brantley Venture Partners, L.P., Brantley Venture Partners II, L.P., Brantley Venture Partners III, L.P. and Brantley Partners IV, L.P. has made venture capital investments similar to the investments the Company makes in private companies. From 1981 to 1987, Mr. Pinkas was active in venture capital management and financing as a founding director and investor in seven early-stage companies. He serves on the board of directors of several portfolio companies in which one or more of Brantley Venture Partners, L.P., Brantley Venture Partners II, L.P., Brantley Venture Partners III, L.P. and Brantley Partners IV, L.P. have invested, including Gliatech, Inc., Pediatric Services of America, Inc., Medirisk, Inc., Quad Systems Corporation and Waterlink, Inc. Mr. Pinkas has been Chairman of the Board, Chief Executive Office, Treasurer and a director of the Company since its formation in 1996. Mr. Pinkas is a director of four funds for which Brantley Capital Management, L.L.C. is also an investment adviser.

      L. Patrick Bales, 59, a director of the Company, is a partner with the firm of Bales Partners, Inc., an executive search consulting firm that services smaller growth companies as well as major corporations in both the private and public sector. The firm conducts executive search assignments both domestically and internationally and has affiliate offices in London and Tokyo. Previously, Mr. Bales was employed with Paul R. Ray & Company from 1981 to 1983 in their Chicago office and was on the professional staff of two other search firms in the Chicago area from 1975 to 1981. He spent five years with Weber Marking Systems prior to embarking upon his career in executive search. Mr. Bales has been a director of the Company since its formation in 1996. Mr. Bales is not a director of any other business development companies or funds for which Brantley Capital Management, L.L.C. is also an investment adviser.

Information about Non-Director Executive Officers

      The following information was furnished to the Company by the non-director executive officers and sets forth the name, age, principal occupation or employment of each such person and the period during which he has served as an executive officer of the Company.

      Tab A. Keplinger, 41, has served as Vice President and Chief Financial Officer of the Company since its inception. Prior to joining the Company in February 1997, Mr. Keplinger was Vice President and Chief Financial Officer of Victoria Financial Corporation. Before joining Victoria Financial Corporation in 1990, Mr. Keplinger was a senior audit manager in the manufacturing and service sectors for KPMG Peat Marwick.

      Shawn M. Wynne, 42, joined the Company in 2001 as a Vice President and is primarily responsible for the origination, evaluation, structuring and management of our mezzanine investment activities. Prior to joining the Company, Mr. Wynne was a Director at Stonehenge Partners Inc., the successor firm to Banc One Capital Markets, Banc One Corporation’s investment banking and principal investment entity, which managed $500 million in assets. He was responsible for origination, execution and management of mezzanine and preferred stock investments for Banc One Capital Markets, Inc. Prior to joining Banc One Capital Markets, Mr. Wynne held senior business development and group management positions with Banc One and the Bank of Nova Scotia. He is a member of the board of directors of various private companies.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors of the Company and persons who beneficially own more than 10% of the Company’s common stock to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and 10% stockholders are also required by the rules promulgated by the SEC to furnish to the Company copies of all Section 16(a) reports they file.

      Based solely upon a review of the copies of such forms furnished to the Company, the Company believes that each of its officers and directors complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2001.

Stock Ownership of Officers, Directors and Beneficial Owners

      The following table sets forth as of June 25, 2002, the number of shares of the Company’s common stock beneficially owned by each of its current directors and executive officers and all directors and executive officers as a group, according to information furnished to the Company by such persons, except as noted below. Unless otherwise indicated, the Company believes that each director and executive officers set forth in the table has sole voting and investment power with respect to such shares of common stock. The address for each of the directors and executive officers is c/o Brantley Capital Corporation, 20600 Chagrin Boulevard, Suite 1150, Cleveland, Ohio 44122.

	Amount and
	Nature of
	Beneficial		Percent
Name	Ownership		of Class(1)

Interested Directors
Michael J. Finn(3)	146,702	(2)	3.85%
Paul H. Cascio(3)	95,444	(4)	2.50%
James P. Oliver	6,900	(5)	*
Robert P. Pinkas(3)	459,953	(6)	12.07

Independent Directors
Phillip Goldstein	262,300	(7)	6.88%
L. Patrick Bales	10,800	(8)	*
Benjamin F. Bryan	15,564	(8)	*
Peter Saltz	17,000	(5)	*
James M. Smith	6,000	(5)	*

Non-Director Executive Officers
Tab A. Keplinger	60,583	(9)	1.59%
Shawn M. Wynne	900		*
All Directors and Executive Officers as a Group (11 persons)	1,082,146		28.40%

*	Shares owned are less than one percent of class.

(1)	Based on 3,810,535 shares of common stock outstanding as of March 31, 2002.

(2)	Includes 133,333 shares subject to stock option grants. Excludes 16,667 unvested shares subject to stock option grants.

(3)	Owner of an interest in Brantley Capital Management, L.L.C., which serves as the Company’s investment adviser.

(4)	Includes 83,333 shares subject to stock option grants. Excludes 16,667 unvested shares subject to stock option grants.

(5)	Includes 6,000 shares subject to stock option grants.

(6)	Includes 400,000 shares subject to stock option grants. Excludes 50,000 unvested shares subject to stock option grants.

(7)	Information regarding share ownership was obtained from the Schedule 13D that Phillip Goldstein and Andrew Dakos filed jointly as a group on May 22, 2001. Mr. Goldstein reported beneficial ownership of 253,400 shares of the Company’s common stock and Mr. Dakos reported beneficial ownership of 6,900 shares of the Company’s common stock. Because they filed the Schedule 13D as a group, the Company has aggregated their share ownership for purposes of this table. Mr. Goldstein reported sole voting power as to 156,500 shares of common stock, shared voting power as to 7,000 shares, and sole investment power as to 253,400 shares. Mr. Dakos reported sole voting and investment power as to 4,000 shares of common stock and shared voting investment power as to 2,900 shares. Includes 2,000 shares subject to stock option grants.

(8)	Includes 10,000 shares subject to stock option grants.

(9)	Includes 58,333 shares subject to stock option grants. Excludes 16,667 unvested shares subject to stock option grants.

      The following table sets forth information about one person known by the Company to be a beneficial owner of more than 5% of the outstanding shares of its common stock other than as noted above:

	Amount and
	Nature of
	Beneficial	Percent
Name	Ownership	of Class

Richard A. Barone	391,480 (1)	10.3%
Ancora Capital One Chagrin Highlands, 2000 Auburn Drive, Suite 420 Cleveland, Ohio 44122

Fifth Third Bancorp	301,100 (2)	7.8%
Fifth Third Center Cincinnati, Ohio 45263

Deutsche Banc Alex. Brown Inc.	279,200 (3)	7.3%
31 West 52nd Street New York, New York 10019

(1)	Information regarding share ownership was obtained from the Schedule 13D filed by Richard A. Barone on June 14, 2002. Mr. Barone reported sole voting and investment power as to 20,000 shares of the Company’s common stock and shared investment power as to 371,480 shares of the Company’s common stock.

(2)	Information regarding share ownership was obtained from the Schedule 13G filed jointly by Fifth Third Bancorp and Fifth Third Bank on February 14, 2002. Fifth Third Bancorp reported sole voting as to 43,100 shares of common stock, sole investment power as to 33,100 shares of common stock, shared voting power as to 255,500 shares of common stock and shared investment power as to 268,000 shares of common stock. Fifth Third Bank reported sole voting and investment power as to 33,100 shares of common stock, shared voting power as to 255,500 shares of common stock and shared investment power as to 258,000 shares of common stock. The address of Fifth Third Bank is the same as Fifth Third Bancorp.

(3)	Information regarding share ownership was obtained from the Schedule 13G filed jointly by Taunus Corporation and Deutsche Banc Alex. Brown Inc. on February 13, 2001. Taunus Corporation reported sole voting and investment power as to 279,200 shares of common stock. Deutsche Banc Alex. Brown Inc. reported sole voting and investment power as to 279,200 shares of common stock. Taunus Corporation disclaims beneficial ownership of the 279,200 shares of common stock. The address of Taunus Corporation is the same as Deutsche Banc Alex. Brown Inc.

Dollar Range of Securities Beneficially Owned By Directors

      Set forth below is the dollar range of equity securities beneficially owned by each nominee and continuing director as of June 25, 2002:

Dollar Range of
Equity Securities
Beneficially
Name of Director	Owned(1)(2)(3)

L. Patrick Bales	Over $100,000
Benjamin F. Bryan	Over $100,000
Paul H. Cascio(4)	Over $100,000
Michael J. Finn(4)	Over $100,000
Phillip Goldstein	Over $100,000
James P. Oliver(4)	$50,001 - $100,000
Robert P. Pinkas(4)	Over $100,000
Peter Saltz	Over $100,000
James M. Smith	$50,001 - $100,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

(2)	The dollar ranges are: None, $1-$10,000, $10,001-$50,000, $50,001-100,000, or over $100,000.

(3)	The dollar range of the Company’s equity securities owned by each director is based on the closing price of $10.34 per share on March 31, 2002 on the Nasdaq National Market.

(4)	Denotes an individual who is an “interested person” as defined in the Investment Company Act of 1940.

Organization and Compensation of the Board of Directors

      The board of directors has established an audit committee, a compensation committee, an executive committee and a nominating committee. During 2001, the board of directors held eight regularly scheduled meetings. All directors attended at least 75% of the aggregate number of meetings of the board of directors and of the respective committees on which they served.

Audit Committee

      The audit committee has oversight responsibilities with respect to the Company’s financial audit and reporting process, system of internal controls, and process for monitoring compliance with law and with the Company’s Code of Conduct. The audit committee is also responsible for maintaining open communication between and among the audit committee, management and the independent public accountants. Notwithstanding the above, the audit committee is not responsible for conducting audits, preparing financial statements, or assuring the accuracy of financial statements or filings, all of which is the responsibility of management and the outside auditors. The audit committee, which is currently composed of Messrs. Goldstein, Saltz and Smith, held five meetings during 2001. Each member of the Audit Committee is considered independent under the rules promulgated by the Nasdaq Stock Market.

      The audit committee performs its oversight functions and responsibilities pursuant to a written charter adopted by the board of directors. A copy of the audit committee charter was included as an appendix to the Company’s proxy statement for the 2001 Annual Meeting of Stockholders.

Compensation Committee

      The function of the compensation committee is to assist the board of directors in evaluating and recommending compensation of the senior executives of the Company and to administer the Company’s stock option plan in accordance with the terms thereof, including the designation of which officers and employees of the Company shall receive stock options, and the number of shares which should be subject to each option so granted. The compensation committee, which is currently composed of Messrs. Bales, Bryan and Saltz, held one meeting in connection with a meeting of the board of directors during 2001.

Executive Committee

      The function of the executive committee is to assist the board in carrying out its responsibilities. The executive committee has and may exercise those rights, powers and authority as may be exercised by the full board, except where action by the full board is required by statute, an order of the Securities and Exchange Commission or the Company’s charter or bylaws. The executive committee is composed of Messrs. Pinkas, Oliver and Finn. The committee did not meet during 2001.

Nominating Committee

      The function of the nominating committee is to recommend candidates for the board of directors. The nominating committee is currently composed of Messrs. Pinkas and Finn, who are both interested persons of the Company as defined in the Investment Company Act, with one vacant seat. The nominating committee held one meeting in conjunction with a meeting of the board of directors during 2001. The nominating committee will consider nominees recommended by stockholders; stockholders may send resumes of recommended persons to the attention of Robert P. Pinkas, Chief Executive Officer, Brantley Capital Corporation, 20600 Chagrin Boulevard, Suite 1150, Cleveland, Ohio 44122.

Compensation of Executive Officers and Directors

      The following table sets forth the compensation of the Company’s directors, none of whom is an employee of the Company. Except as set forth in such table, no other compensation was paid to any director (including those who also serve as executive officers) by the Company or any other entity in the Company’s fund complex during 2001. No information has been provided with respect to executive officers of the Company (other than those who also serve as directors), since none of them receives aggregate compensation from the Company and the Company’s fund complex in excess of $60,000.

Compensation Table

			Pension or	Total Compensation
	Aggregate	Securities	Retirement Benefits	from Fund and
	Compensation from	Underlying	Accrued as Part of	Fund Complex
Name of Director	the Company(1)	Options/SARs(3)	Company Expenses	Paid to Directors(4)

L. Patrick Bales	$14,000	2,000	0	$14,000
Benjamin F. Bryan	14,000	2,000	0	14,000
Paul H. Cascio(2)	0	0	0	0
Michael J. Finn(2)	0	0	0	0
Phillip Goldstein	10,000	2,000	0	10,000
James P. Oliver(2)	0	0	0	0
Robert P. Pinkas(2)	0	0	0	0
Peter Saltz	14,000	2,000	0	14,000
James M. Smith	14,000	2,000	0	14,000

(1)	Compensation consists of amounts received for service as a director. See “Organization and Compensation of the Board of Directors” above.

(2)	Denotes directors who are “interested persons” of the Company as defined in the Investment Company Act of 1940.

(3)	See “Stock Option Plan” for information relating to the terms of options granted in 2001.

(4)	Consists only of directors’ fees paid by the Company during 2001. Such fees are also included in the column entitled “Aggregate Compensation from the Company.”

Compensation of Directors

      Each director who is not an officer of the Company receives a monthly fee of $500 and an attendance fee of $1,000 for each board and committee meeting attended.

Stock Option Awards

      The following table sets forth information regarding individual grants of stock options made during the last fiscal year to each of the named individuals.

Option Grants During 2001

					Potential Realizable
					Value at Assumed
	Number of	% of Total			Rates of Stock Price
	Securities	Options			Appreciation for
	Underlying	Granted to	Exercise or		Option Term(1)
	Options	Employees in	Base Price	Expiration
Name	Granted	Fiscal Year	Per Share	Date	5%	10%

L. Patrick Bales	2,000	17.0%	$13.67	6/15/11	$44,534	$70,913
Benjamin F. Bryan	2,000	17.0%	$13.67	6/15/11	$44,534	$70,913
Peter Saltz	2,000	17.0%	$13.67	6/15/11	$44,534	$70,913
Phillip Goldstein	2,000	17.0%	$13.67	6/15/11	$44,534	$70,913
James P. Oliver(2)	2,000	17.0%	$13.67	6/15/11	$44,534	$70,913
James M. Smith	2,000	17.0%	$13.67	6/15/11	$44,534	$70,913

(1)	Potential realizable value is calculated on 2001 options granted, and is net of the option exercise price but before any tax liabilities that may be incurred. These amounts represent certain assumed rates of appreciation, as mandated by the SEC. Actual gains, if any, or stock option exercises are dependent on the future performance of the shares, overall market conditions, and the continued employment by the Company of the option holder. The potential realizable value will not necessarily be realized.

(2)	Indicates an “interested person” as defined in the Investment Company Act of 1940.

      The following table sets forth the details of option exercises by each named individual during 2001 and the values of those unexercised options at December 31, 2001.

Option Exercises and Year-End Option Values

			Number of
	Shares		Securities Underlying		Value of Unexercised
	Acquired		Unexercised Options		In-the-Money Options (2)
	Upon	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

L. Patrick Bales	0	0	10,000	0	0	0
Benjamin F. Bryan(1)	0	0	10,000	0	0	0
Paul H. Cascio(3)	0	0	83,333	16,667	0	0
Michael J. Finn(3)	0	0	133,333	16,667	0	0
Phillip Goldstein	0	0	2,000	0	0	0
James P. Oliver(3)	0	0	6,000	0	0	0
Robert P. Pinkas(3)	0	0	400,000	50,000	0	0
Peter Saltz	0	0	6,000	0	0	0
James M. Smith	0	0	6,000	0	0	0

(1)	Value realized is calculated as the closing market price on the date of exercise, net of option exercise price, but before any tax liabilities or transaction costs. This is the deemed market value, which may actually be realized only if the shares are sold at that price.

(2)	Value of unexercised options is calculated based on the closing price of $9.60 per share on June 26, 2002, net of the option exercise price, but before any tax liabilities or transaction costs. “In-the-Money Options” are options with an exercise price that is less than the market price as of December 31, 2001.

(3)	Indicates an “interested person” as defined in the Investment Company Act of 1940.

Stock Option Plan

      The Company’s 1996 Stock Option Plan (the “Stock Option Plan”) permits the granting of nonqualified stock options to officers and employees of the Company. All officers of the Company are eligible to be selected to participate in the Stock Option Plan. At present, the Company has no employees. The Stock Option Plan is administered by the compensation committee of the board of directors, which selects the persons who are eligible to participate and determines the number of options to be granted.

      The number of shares of common stock available for grant under the Stock Option Plan is 1,175,000, subject to certain adjustments. Options granted under the Stock Option Plan are exercisable at a price not less than the greater of (i) the current market value (as defined in the Stock Option Plan) on the date of option grant and (ii) the current net asset value of the shares of common stock. Options become exercisable to the extent of one-third of the subject shares after one year from the grant date, two-thirds of the subject shares after two years from the grant date and all subject shares after three years from the grant date.

      The Company’s Disinterested Director Option Plan (the “Director Option Plan”) permits the granting of non-qualified stock options to the directors of the Company who are not employees or officers. All such directors of the Company are eligible to be selected to participate in the Director Option Plan, which is administered by the compensation committee of the board of directors. In order for options to be issued to the non-employee directors, the Company obtained exemptive relief from the SEC. Under the terms of the exemptive order and the Director Option Plan Agreement, each qualified director will be granted an option to purchase 2,000 shares upon their initial appointment to the board of directors. Throughout the term of the plan and immediately following each annual meeting of stockholders of the Company, each qualified director then serving on the Company’s board of directors will be granted options to purchase 2,000 additional shares, subject to adjustment. Such option grants were made retroactively by the Company to its formation. As a result, the three original qualifying directors who served on the Company’s board of directors since the Company’s formation received options to purchase 6,000 shares each. The remaining qualifying directors who served on the Company’s board of directors since 1998 each received options to purchase 2,000 shares of common stock.

Certain Relationships and Related Transactions

      Brantley Capital Management, L.L.C., pursuant to the terms of an investment advisory agreement, is responsible, on a day-to-day basis, for the selection and supervision of portfolio investments. Transactions between the Company and the Brantley Capital Management, including operational responsibilities, duties and compensation, are governed by the investment advisory agreement. Throughout the term of the investment advisory agreement, the Company will pay to Brantley Capital Management an annual management fee of 2.85% of the Company’s net assets, determined at the end of each calendar quarter and payable in arrears. For the year ended December 31, 2001, the Company paid Brantley Capital Management an investment advisory fee in the aggregate amount of $487,931. Robert P. Pinkas, Chairman, Chief Executive Officer, Treasurer and a director of the Company, Michael J. Finn, President and a director of the Company, and Paul H. Cascio, Vice President and a director of the Company are officers and managers of Brantley Capital Management, and together own 100% of Brantley Capital Management.

      The Company co-invests in portfolio companies from time to time with affiliates of the Company and Brantley Capital Management, including certain venture capital investment partnerships. Certain officers and directors of the Company and officers of Brantley Capital Management also serve as general partners of the investment partnerships’ general partner. The Company’s co-investments with such affiliates are subject to the terms and conditions of the exemptive order granted by the Commission, which relieves the Company from certain provisions of the Investment Company Act of 1940 and permits certain joint transactions with the investment partnerships.

      The Company is an investor in Disposable Products Company, LLC, a non-woven paper products manufacturer. Grand River Industries, Ltd. owns approximately 35% of Disposable Products’ outstanding capital stock. Grand River is a wholly-owned subsidiary of Objective Industrial Investments Partners, L.P. Robert P. Pinkas, Chairman and Chief Executive Officer of the Company, is a managing member in Objective Industrial. As a result of his investment commitment in Objective Industrial, Mr. Pinkas owns 20% of Grand River.

      James P. Oliver has been a director of the Company since 1998 and is a partner with the law firm of Squire Sanders & Dempsey L.L.P., which has represented the Company as general counsel since shortly after its formation in 1996.

Report of the Audit Committee

      The audit committee has reviewed and discussed with the Company’s management the audited financial statements of the Company for the fiscal year ended December 31, 2001. The audit committee has also discussed with Arthur Andersen LLP, the Company’s independent public accountants, all matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 and has discussed with Arthur Andersen LLP its independence.

      Based on the review and discussions noted above, and consistent with the roles and responsibilities referred to above and in the audit committee’s charter, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the SEC.

Audit Committee
Phillip Goldstein
Peter Saltz
James M. Smith

Fees Paid to Arthur Andersen LLP For 2001

  Audit Fees

      Arthur Andersen LLP billed the Company aggregate fees of $29,500 for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2001 and for the review of the financial statements included in the Company’s Forms 10-Q for that fiscal year.

  Financial Information Systems Design and Implementation Fees

      Arthur Andersen did not rendered any financial information systems design and implementation services to the Company during 2001.

  Other Fees

      For the 2001 fiscal year, Arthur Andersen billed the Company $6,000 in fees for all services other than those described above.

PROPOSAL 2: RATIFICATION OF SELECTION OF

INDEPENDENT PUBLIC ACCOUNTANT

      The board of directors has selected KPMG LLP as independent public accountants for the Company for the year ending December 31, 2002. The Company will no longer engage Arthur Andersen LLP as its independent accountants. The decision to change independent accountants was approved by the Company’s audit committee and board of directors and is subject to ratification or rejection by the stockholders of the Company.

      KPMG LLP has advised the Company that neither the firm nor any present member or associate of it has any material financial interest, direct or indirect, in the Company. The Company also has not consulted with KPMG LLP during the last two years or subsequent interim periods on either the application of accounting principles to a specified transaction either completed or proposed or the type of audit opinion KPMG LLP might issue on the Company’s financial statements.

      It is expected that a representative of KPMG LLP will be present at the Meeting and will have an opportunity to make a statement if he or she so chooses and will be available to answer questions.

      In connection with the audits of Arthur Andersen for the two most recent fiscal years, (1) there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, auditing scope or procedure, whereby such disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused them to make reference thereto in their report on the financial statements for such years; and (2) there has been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

      The reports of Arthur Andersen on the financial statements of the Company for the past two years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

      The Company requested that Arthur Andersen furnish a letter addressed to the SEC stating whether or not Arthur Andersen agreed with certain of the above statements. A copy of such letter has been filed with a Form 8-K filed with the SEC on June 10, 2002.

      It is not expected that a representative of Arthur Andersen LLP will be present at the Meeting.

      Arthur Andersen had advised the Company that neither the firm nor any present member or associate of it had any material financial interest, direct or indirect, in the Company. The Company also had not consulted with Arthur Andersen during the last two years or subsequent interim periods on either the application of accounting principles to a specified transaction either completed or proposed or the type of audit opinion Arthur Andersen might issue on the Company’s financial statements. However, Arthur Andersen provided due diligence services in connection with proposed as well as completed investment transactions by the Company and its affiliates.

      The favorable vote of a majority of the shares voting on this proposal is required for ratification of the selection of KPMG LLP as the Company’s independent public accountant for the fiscal year ending December 31, 2002. The persons named in the accompanying proxy intend to vote proxies received by them in favor of this proposal unless a choice “Against” or “Abstain” is specified.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING FOR RATIFICATION OF THE SELECTION OF KPMG LLP AS THE INDEPENDENT PUBLIC ACCOUNTANT OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

OPPOSITION STATEMENT

      The board of directors opposes Mr. Goldstein’s attempt to elect the Dissident Nominees to your Company’s board of directors and to liquidate the Company. We recommend that stockholders support their board of directors by voting for Mr. Oliver and Mr. Bryan.

Why is Mr. Goldstein proposing the Dissident Nominees?

      If you are not already familiar with Mr. Goldstein, we would like to provide you with some information about him and his motives. Mr. Goldstein runs a private investment partnership and is widely known in the closed-end fund industry as someone who targets companies whose stock trades at a discount to net asset value in order to pursue a reorganization to benefit his short-term financial goals. His typical method is to attempt to “open-end” a closed-end fund (i.e., causing it to no longer be traded on an exchange and to operate like a mutual fund and be sold at net asset value) to increase his personal profit at the expense of long-term stockholders.

      To our knowledge, the Company is the first business development company (“BDC”) that he has targeted, and we believe he is seeking to increase his representation on the board in order to attempt to liquidate the Company. Because a BDC invests primarily in privately issued illiquid securities, it differs fundamentally from other types of closed-end funds, which typically invest in securities traded in liquid public markets. Thus, liquidation is, we believe, fundamentally inconsistent with the illiquid nature of the Company’s portfolio. We believe Mr. Goldstein has failed to do his homework on this occasion. His lack of knowledge of how a BDC invests, operates and eventually returns value to its stockholders has caused him to miss the fundamental point that liquidation would be extremely detrimental to our stockholders.

      Although Mr. Goldstein claims to be a “stockholder activist,” the Company believes nothing could be further from the truth and that, in reality, Mr. Goldstein’s interests are not aligned with the long term interests of the Company or its stockholders. In fact, Mr. Goldstein told the Company in writing that he and another large investor, Richard Barone with Fifth Third Bancorp, Inc., were willing to be bought out in a private transaction for a price in excess of $13.00 per share. How can he claim to be representing all stockholders if he was so eager to cut a private deal for himself and Mr. Barone? In the Company’s opinion, board membership carries with it the fiduciary responsibility to protect the interests of all stockholders, regardless of any opportunities that may arise for a select few. The Company believes that Mr. Goldstein is seeking to increase his influence on the board primarily to advance his narrow, private agenda of achieving short-term personal profit, irrespective of the effects his actions will have on other stockholders.

What can we expect from Mr. Goldstein and his Dissident Nominees?

      Mr. Goldstein wants you to believe that the current directors are not adequately safeguarding stockholder interests and urges you to turn over the leadership to him and his colleagues. The board has serious concerns about the qualifications of the Dissident Nominees given their complete lack of experience with business development companies.

      The Dissident Nominees have only gained experience on the boards of closed-end fund companies by waging expensive and disruptive proxy contests against incumbent boards, often combined with proposals to open-end or liquidate funds. It appears that Mr. Hellerman and Mr. Dakos’ primary experience has been as directors or nominees of funds Mr. Goldstein has engaged in proxy contests. Mr. Dakos’ primary occupation is president of a printing company, and Mr. Hellerman is a consultant. According to the submission Mr. Goldstein made to the Company announcing his intention to nominate Messrs. Dakos and Hellerman, it appears that most of the directorships the Dissident Nominees hold are in companies targeted by Mr. Goldstein.

      In contrast to the Dissident Nominees, Mr. Oliver and Mr. Bryan have considerable experience serving as directors of a BDC. Messrs. Oliver and Bryan’s years of experience have afforded them the required leadership skills that best serve the needs of all stockholders and not merely those seeking short-term profits from short-sighted strategies.

      In our opinion, one of the critical duties of an effectively functioning board is a commitment by all board members to work together to oversee the Company’s operations. Since Mr. Goldstein was appointed to the board last year, he has failed to demonstrate a willingness to work with the current board, and we believe that electing the Dissident Nominees would only exacerbate the situation. We believe the Dissident Nominees have acted to advance Mr. Goldstein’s short-term interests in the past at the expense of long-term investors and that their only goal is to liquidate the Company.

•	In May 2001, after negotiations begun at the behest of Mr. Goldstein, the board agreed to add Mr. Goldstein to the board in exchange for the withdrawal by Mr. Goldstein of his stockholder proposals. The board also agreed to ask the Company’s investment adviser to “recommend measures to maximize stockholder value in the event that the net asset value of the Company has not appreciated by a minimum of 15% per annum for the seven-year period ending December 31, 2003.” Although the Company has so far achieved the 15% goal, Mr. Goldstein has attempted to thwart the efforts of the board and management to achieve long-term stable returns for investors every chance he gets.

•	Last September, the board determined that an appropriate way to grow the Company and enhance stockholder value was to raise funds in an underwritten offering, the proceeds of which were to be used to expand the Company’s mezzanine investment portfolio. After receiving feedback from stockholders, including Mr. Goldstein, the Company revised the offering to reduce the number of shares being sold and to establish a minimum price at which the shares could be sold. The revised proposal, although it did not achieve the necessary vote under the Investment Company Act of 1940, did receive the approval of a majority of the shares voting.

•	Mr. Goldstein did not support the original proposal and, in fact, actively campaigned against it. He then voted as a director in favor of the revised proposal, yet he voted his shares against the offering proposal.

•	The only growth initiative that Mr. Goldstein has ever proposed to the Company was a rights offering. However, when the board decided to undertake a rights offering, Mr. Goldstein voted against it.

•	Now his only suggestion is to conduct a proxy contest to load his nominees on the board and destroy the Company by putting a “for sale” sign on the Company’s assets through pursuing liquidation.

      The only constant with Mr. Goldstein is his apparent desire to maximize his own personal profit. He continues to attempt to hamstring every effort the board makes to increase value for its stockholders. Board membership carries with it certain fiduciary responsibilities including the legal and ethical duty to protect the interests of all stockholders. Mr. Goldstein’s proposal to liquidate the Company in conjunction with his attempt to elect additional Dissident Nominees indicates clearly that Mr. Goldstein is seeking additional board seats purely for personal financial reasons and that he places his own interests above the best interest of stockholders.

What is Mr. Goldstein’s goal in proposing the Dissident Nominees?

      Mr. Goldstein wants to liquidate your Company. The Board is deeply concerned by Mr. Goldstein’s complete silence as to the potential negative effects of his proposal to your investment in the Company. The Board believes that his vague proposal as set forth in his press release dated June 13, 2002 dramatically and significantly misrepresents the consequences of liquidation to the Company. Mr. Goldstein has not offered any rationale for his recommendation to liquidate the Company, nor has he presented any alternative course of action that might benefit stockholders.

      Liquidation is not a viable option. Unlike the closed-end funds that invest in publicly traded securities and that generally have an active trading market with which Mr. Goldstein has some experience, BDCs, such as the Company, invest primarily in illiquid securities of private companies for which there is no market. Announcing a liquidation would not maximize value for stockholders. In fact, it would have the opposite effect as buyers would discount their prices as a result of their knowledge that this is a “forced” sale. Effecting a liquidation would likely cause the Company to accept far lower proceeds for its investments than it could realize if those investments were held long enough for the Company to exit in an orderly fashion consistent with its long-term investment goal. Mr. Goldstein’s short-term view serves only his short-term personal goals. A liquidation of the Company is not in the best interests of stockholders.

      Mr. Goldstein offers no rationale for his recommendation to terminate the Company’s advisory agreement. If Mr. Goldstein had a legitimate concern about quality of the service provided by the Company’s investment adviser, why has he not voiced them?

      Mr. Goldstein has served on the board for over a year and, as required by the 1940 Act, has approved the valuations of the Company’s portfolio investment quarterly. As a Board member he has voted in approval of the valuations recommended by the Company’s investment adviser. He has questioned why he is required to approve these valuations — evidencing his complete lack of understanding of the regulatory structure of a BDC and his unwillingness to spend the time and effort necessary to perform his duties as a director. If he cannot understand and perform his duties, what can we expect from his nominees?

How has your board sought to increase stockholder value?

      The Company’s stock has in the past traded, and continues to trade, at a discount to net asset value. Your board of directors is committed to reducing this discount and enhancing the value of the Company. The Company has been exploring strategic alternatives to enhance our growth and stockholder value. We determined that continuing to operate at our current size or attempting to realize premature liquidity events within our current portfolio would not enhance the market value of our common stock. However, shares of business development companies that invest primarily in mezzanine investments, which typically take the form of subordinated debt with “equity kickers” such as warrants tend to trade at a premium to net asset value due to the expectation of current income produced by such investments.

      Thus, on June 4, 2002, the Company announced that it had received board approval to pursue a transferable rights offering. The proceeds from the offering will be used to expand our origination of mezzanine investments. In addition, we believe that current market conditions, influenced by more stringent credit standards of commercial banks and more conservative capital structures sought by entrepreneurs and equity sponsors, have created an increased demand for mezzanine investments.

      By offering transferable rights to our stockholders, we are seeking to raise capital to expand our mezzanine investments while giving stockholders an opportunity to purchase additional shares of our common stock at a price that is anticipated to be below market and below net asset value without incurring any commission charge. Because the rights will be transferable, non-participating stockholders may be able to reduce the possible dilution of their interests as a result of the rights offering by selling their rights.

      The Company intends to execute its mezzanine investment strategy by forming a new subsidiary that will operate as a small business investment company, or SBIC. We intend to seek a license from the Small Business Administration, or SBA, to operate an SBIC under the Small Business Investment Act of 1958, which will allow us to have access to various forms of capital provided by the SBA to SBICs. The Company intends to begin the license application process as soon as practicable, though no assurances can be made that we will be successful in obtaining such a license.

      As we invest the net proceeds from the rights offering, we expect that mezzanine investments will represent a much larger percentage of our assets. The mezzanine investments are expected to provide a current cash return to us in the form of interest and origination fees. Although we will typically participate in any increase in the equity value of the companies to whom we provide mezzanine financing through warrants or other equity rights, we anticipate that our mezzanine investments will provide less potential for appreciation in our net asset value than our private equity investments, but will instead provide higher current income that may be distributed to our stockholders.

      We believe the actions taken by the board in the past demonstrate our commitment to serving the best interests of all of the Company’s stockholders. The Company is actively pursuing a business plan to reduce the discount between net asset value and the stock price. We believe that a vote in favor of the Dissident Nominees would NOT be in the best interests of all stockholders and would put the Company’s value at great risk.

      The Company urges you not to sign or return any proxy card sent to you by Mr. Goldstein. Please vote as soon as possible on the white proxy card attached hereto.

NOTICE

      Mr. Goldstein has notified the Company that he intends to solicit proxies for other proposals. We believe that the notice Mr. Goldstein provided to the Company was not sufficient for these proposals to come before the meeting. In addition, one of the proposals, if presented, would not be a proper proposal for stockholders under Maryland law. Therefore, if Mr. Goldstein attempts to present these improper proposals, we intend to rule him out of order.

      The Company’s bylaws provide in Section 2.12 that a stockholder may present business at an annual meeting if it is properly submitted to the Company prior to the meeting. In addition to conforming to timing and content requirements, the business must conform with “any other applicable requirements” and be “otherwise properly brought before the meeting.” In this case, the applicable requirement that Mr. Goldstein failed to comply with is Maryland corporate law.

      Maryland corporate law requires that the board of directors approve a liquidation proposal before it is presented to the stockholders for approval. Your board of directors has approved nothing of the kind. In fact, the business plan approved by the board is completely opposite of Mr. Goldstein’s proposal. Thus, Mr. Goldstein is attempting to present an improper proposal. Because Mr. Goldstein failed to do his due diligence as to the legal requirements for his proposals, we urge stockholders not to cast votes for this illegal and improper proposal.

      Mr. Goldstein’s second proposal regarding the advisory agreement of the Company is contingent on approval of the first proposal. Because the first proposal is not able to be approved by stockholders, the second proposal will also not come before stockholders.

      The Company urges you not to sign or return any proxy card sent to you by Mr. Goldstein. Please vote as soon as possible on the white proxy card attached hereto.

STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

      Any stockholder who is the record or beneficial owner of at least 1% or $2,000 in market value of common stock of the Company entitled to be voted at the 2003 Annual Meeting of Stockholders and who has held such common stock for at least one year may present a proposal at the 2003 Annual Meeting of Stockholders.

      A stockholder who intends to present a proposal at the 2003 Annual Meeting of Stockholders, and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver the proposal to the Company by                     , 2003. The Company must receive notice of all other stockholder proposals for the 2003 Annual Meeting of Stockholders no later than                     , 2003 or earlier than                     , 2003, or the Company will consider them untimely, in which case the Company’s proxy shall confer discretionary voting authority regarding those stockholder proposals.

OTHER MATTERS

      Management does not know of any other matters that will come before the meeting. In case any other matter should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

ANNUAL REPORT

      The Company’s Annual Report on Form 10-K for the year ended December 31, 2001 is being mailed, together with this proxy statement, to all stockholders entitled to receive notice of and vote at the 2002 Annual Meeting of Stockholders. The Company will provide upon request and without charge to each stockholder receiving this proxy statement a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

      Please sign, date and return the proxy at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States. A prompt return of your proxy will save the expense of further mailings.

By Order of the Board of Directors,

Paul H. Cascio Vice President and Secretary

Cleveland, Ohio

July   , 2002

BRANTLEY CAPITAL CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert P. Pinkas and Michael J. Finn, or any one of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Residence Inn, 3628 Park East Drive, Beachwood, Ohio 44122, on August 8, 2002 at 10:00 a.m. Eastern Time, and at all adjournments thereof, as indicated on this proxy.

(x) Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE PROPOSALS.

1.	FOR [ ]	WITHHELD ALL [ ]	FOR ALL EXCEPT NOMINEES CROSSED OUT [ ]

To elect:
James P. Oliver
Benjamin F. Bryan
to serve as directors (except as marked to the contrary) for the Company for a five year term expiring in 2007 or until their successors are elected and qualified.

          INSTRUCTIONS: To withhold authority to vote for any individual, strike a line through his name on the list above.

2.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

To ratify the selection of KPMG LLP as the Company’s independent accountants.

3.	To consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS LISTED. If any other business is presented at the meeting, this proxy will be voted by the proxies in their best judgment, including a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies. At the present time, the board or directors knows of no other business to be presented at the meeting.

Please mark, sign and return this proxy in the enclosed envelope. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and a Proxy Statement.

Dated

Signature

Please sign your name(s) exactly as shown hereon and date your proxy in the blank provided. For joint accounts, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer or partner.